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                                                                                                                       EXHIBIT 12


                                         OCCIDENTAL PETROLEUM CORPORATION AND SUBSIDIARIES

                                COMPUTATION OF TOTAL ENTERPRISE RATIOS OF EARNINGS TO FIXED CHARGES
                                          FOR THE SIX MONTHS ENDED JUNE 30, 1997 AND 1996
                                            AND THE FIVE YEARS ENDED DECEMBER 31, 1996
                                               (Amounts in millions, except ratios)

                                                Six Months Ended
                                                         June 30                                           Year Ended December 31
                                          ----------------------    -------------------------------------------------------------
                                               1997         1996         1996         1995         1994         1993         1992
--------------------------------------    ---------    ---------    ---------    ---------    ---------    ---------    ---------
Income(loss) from continuing
  operations(a)                           $     332    $     334    $     672    $     478    $     (46)   $      80    $     131
                                          ---------    ---------    ---------    ---------    ---------    ---------    ---------
Add:
  Provision for taxes on
    income (other than foreign oil
    and gas taxes)                              174          181          212          244           50          204          114
  Interest and debt expense(b)                  223          266          494          592          594          601          666
  Portion of lease rentals
    representative of the interest
    factor                                       22           21           43           48           55           53           56
  Preferred dividends to minority
    stockholders of subsidiaries(c)              --           --           --           --           --           --            7
                                          ---------    ---------    ---------    ---------    ---------    ---------    ---------
                                                419          468          749          884          699          858          843
                                          ---------    ---------    ---------    ---------    ---------    ---------    ---------
Earnings(loss) before fixed charges       $     751    $     802    $   1,421    $   1,362    $     653    $     938    $     974
                                          =========    =========    =========    =========    =========    =========    =========
Fixed charges
  Interest and debt expense
    including capitalized interest(b)     $     231    $     270    $     506    $     602    $     599    $     612    $     685
  Portion of lease rentals
    representative of the interest
    factor                                       22           21           43           48           55           53           56
  Preferred dividends to minority
    stockholders of subsidiaries(c)              --           --           --           --           --           --            7
                                          ---------    ---------    ---------    ---------    ---------    ---------    ---------
  Total fixed charges                     $     253    $     291    $     549    $     650    $     654    $     665    $     748
                                          =========    =========    =========    =========    =========    =========    =========
Ratio of earnings to fixed charges             2.97         2.76         2.59         2.10          n/a(d)      1.41         1.30
--------------------------------------    =========    =========    =========    =========    =========    =========    =========

(a)  Includes (1) minority interest in net income of majority-owned subsidiaries having fixed charges and (2) income from less-
     than-50-percent-owned equity investments adjusted to reflect only dividends received.
(b)  Includes proportionate share of interest and debt expense of 50-percent-owned equity investments.
(c)  Adjusted to a pretax basis.
(d)  Not computed due to less than one-to-one coverage. Earnings were inadequate to cover fixed charges by $1 million.
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